Exhibit 99.1

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2019 First Quarter Financial Results

Net Income Increases Over 9% From Prior Year on Higher Sales and Gross Margin

RONKONKOMA, NY – June 8, 2018 – Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2019 first quarter ended April 30, 2018.

Fiscal 2019 First Quarter Financial Results Highlights and Recent Developments

•	Net sales for 1Q19 of $24.3 million increased 6.0% from $23.0 million in 1Q18
•	Gross profit for 1Q19 of $9.5 million increased 11.1% from $8.6 million in 1Q18
•	Gross margin as a percentage of net sales in 1Q19 was 39.0%, up from 37.3% in 1Q18
•	Operating expenses of $7.1 million in 1Q19 increased 16% from $6.1 million in 1Q18 from continued investment in growth and profitability enhancements
•	Operating income in 1Q19 of $2.4 million benefited from sales growth and margin improvement offset by higher operating expenses as compared to $2.5 million in 1Q18
•	Net income increased to $1.9 million in 1Q19 from $1.7 million in 1Q18
•	Diluted earnings per share of $0.23 for both first quarter periods reflects public offering of approximately 809,000 shares of common stock in August 2017
•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* for 1Q19, which excludes stock based compensation, was $2.7 million as compared to $2.8 million in 1Q18
•	Cash at the end of 1Q19 increased to $16.3 million from $15.8 million at the beginning of the fiscal year
•	Total debt was reduced by 4.3% to $1.6 million at end 1Q19 from $1.7 million at the beginning of the fiscal year
•	Stockholders’ equity at the end of 1Q19 increased to $84.6 million from $82.8 million at the beginning of fiscal year

*Please see reconciliations of Non-GAAP financial measures in the tables of this press release.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “We are off to a very solid start to fiscal 2019. The Company reported an increase in net income of over 9% while consolidated net sales grew by 6%. Our increased net income primarily reflects an improvement in our international sales and higher overall gross margin, partially offset by increased operating expenses for the implementation of our long term growth strategy that includes the addition of sales and marketing personnel globally.”

“We achieved the second consecutive year of revenue growth for the first quarter and nearly eclipsed the level of sales in the first quarter of fiscal 2016 when we had significantly heightened demand resulting from a devastating viral outbreak. In the first quarter of fiscal 2019, we once again experienced sales growth in all of our major international operating regions as well as in our emerging market operations. Sales in the US were lower due to inventory work downs from large fourth quarter shipments and a concerted effort to focus on higher margin product lines. Overall, the key components of our global growth strategy that are being well implemented include expansion into new and existing territories while improving the quality of our earnings where we can deliver sustainable and strong results. To this end, our performance in the first quarter delivered as planned.”

“While reporting an increase in our top line, we have made great strides to position the Company for longer term gains and a parallel improvement in our gross margins. Traction is being gained in our efforts to penetrate international markets which are growing at a faster rate than the more competitive US market. In the US, we are leaning toward the introduction of new, higher margin products that showcase our leading global design and manufacturing capabilities. We are particularly excited by our new CleanMax product which will be marketed into the cleanroom market for sale to the pharmaceutical supply chain. This is a large market that spans domestic and international sales opportunities. We began booking orders in the first quarter, with sales to be recorded beginning in the second quarter.”

“Gross profit as a percentage of sales increased to the highest first quarter level in recent history. At 39.0% in the first quarter of fiscal 2019, we have seen a significant increase from 37.3% last year and 33.3% for fiscal 2017. The key components of our ongoing effort to improve gross margins include: 1) entry into faster growing international markets with limited competition; 2) introduction of new specialty products which benefit from our materials and manufacturing expertise; 3) the lowering of our cost of manufacturing; 4) improving our operational effectiveness through investments in technology; and, 5) leveraging of alternative distribution channels principally with Amazon for retail sales.”

“Operating expenses increased in the first quarter to aid in the implementation of our growth and profitability enhancements. At the same time, we are effectively managing our spending. Operating expenses as a percentage of revenues remained consistent from the fourth quarter at approximately 29%, while we increased spending by $1 million from the first quarter of last year with continued investment to support our expanded global presence. Along with this increased spending, we continued to grow our cash balance and reduce debt."

“Cash increased by more than 3% to $16.3 million during the first quarter while total debt outstanding at April 30, 2018 was reduced by nearly 4.3% in the period. We now have over $16 million of net cash and no borrowings on a $20 million revolving credit facility. We remain very encouraged by our strong financial condition and our continued ability to further improve the Company’s top and bottom line performance.”

Fiscal 2019 First Quarter Financial Results

Net sales increased to $24.3 million for the three months ended April 30, 2018 compared to $23.0 million for the three months ended April 30, 2017, an increase of 6.0%. On a consolidated basis for the first quarter of fiscal 2019, domestic sales were $12.3 million or 51% of total revenues and international sales were $12.0 million or 49% of total revenues. This compares with domestic sales of $12.7 million or 55% of the total, and internationals sales of $10.3 million or 45% of the total in the same period of fiscal 2018.

Sales in the US modestly decreased from the prior year period primarily due to strategic revenue mix adjustments with selective fulfillment of lower margin disposable product orders and renewals. Of the Company’s six major product lines marketed in the US, disposables represent approximately 51% of total domestic sales. In addition, the Company allocated certain production capacity to international orders over domestic orders given the mandate to focus on higher margin sales. Additional production capacity is being brought online in new manufacturing facilities in India and Vietnam, which positions the Company to increase sales globally.

Among the Company’s larger international operations, sales to external customers in China and to the Asia Pacific Rim increased to $13.8 million from $10.5 million in the prior year period. This growth is attributable to higher overall volume which increased inter-company sales (eliminated in consolidation) and increased industrial activity in the region. Canada sales increased $0.4 million or 19.4% to $2.2 million from $1.8 million in the prior year period as that country continues to experience an oil and gas turnaround along with demand for turnout gear and other safety apparel. UK/Europe sales increased by $0.4 million or 21% to $2.6 million from $2.2 million in the fiscal 2018 first quarter as new distributors placed stocking orders, particularly for new partners in Germany. Russia and Kazakhstan sales combined for an increase in sales of $0.5 million.

Gross profit increased $0.9 million or 11.1% to $9.5 million for the three months ended April 30, 2018, from $8.6 million for the three months ended April 30, 2017. Gross profit as a percentage of net sales increased to 39.0% for the three-month period ended April 30, 2018, from 37.3% for the three months ended April 30, 2017. The gross margin increase benefited from a mix of sales of higher margin products, including chemical suits and other woven products, and higher pricing implemented in the US and select international markets for key product lines as the quarter progressed.

Operating expense increased 16.5% from $6.1 million for the three months ended April 30, 2017 to $7.1 million for the three months ended April 30, 2018. Operating expense as a percentage of net sales was 29.1% for the three months ended April 30, 2018, essentially flat as compared to 29.0% for the fourth quarter of fiscal 2018 and up from 26.5% for the first quarter of fiscal 2018. The main factors for the higher operating expenses are the currency fluctuations in Latin America, Russia, and China, increases in salaries for additional sales personnel as the Company expands internationally and domestically, and increased expenses for freight costs and commissions based on higher sales volumes and new product development costs.

Operating income decreased to $2.4 million for the three months ended April 30, 2018 from $2.5 million for the three months ended April 30, 2017 Operating margins were 9.9% for the three months ended April 30, 2018, compared to 10.8% for the three months ended April 30, 2017.

Income tax expense for the first quarter of fiscal 2019 was $0.5 million, compared with $0.7 million in income tax expense for the prior year period. The decrease in income tax expense reflects the impact of the 2017 Tax Cuts and Jobs Act and the associated lower corporate income tax rate, partially offset by foreign income taxes. Lakeland subsidiaries may be required to pay local taxes on certain country operations where those operations were profitable on a local basis. Cash paid for foreign subsidiary taxes in the first quarter of fiscal 2019 was $0.3 million, compared to $0.4 million for the first quarter of fiscal 2018.

Net income for the three months ended April 30, 2018 was $1.9 million or $0.23 per basic and diluted share, as compared to net income of $1.7 million or $0.24 per basic share and $0.23 per diluted share in the same period of fiscal 2018. The 9.1% increase in net income is primarily attributable to higher sales and gross margin, partially offset by increased operating expenses for the Company’s global growth initiatives that included additional sales and marketing spending.

As of April 30, 2018, Lakeland had cash and cash equivalents of approximately $16.3 million and working capital of $68.0 million. To accommodate continued global growth and the seasonally strong fiscal second quarter, inventories increased to $44.4 million at April 30, 2018 from $42.9 million at the end of fiscal 2018. Cash and cash equivalents increased $0.5 million or 3.1% from the beginning of the fiscal year, while working capital increased by $1.9 million for an improvement of 2.9%. The Company’s $20 million revolving credit facility had a $0 balance as of April 30, 2018. Total debt outstanding at April 30, 2018 was $1.6 million, down nearly 4.3% from $1.7 million at April 30, 2018.

The Company incurred capital expenditures of approximately $0.3 million during the first quarter of fiscal year 2019, compared to $0.3 million in the fourth quarter of fiscal 2018 and over $0.1 million in the first quarter of the prior fiscal year. The increased level of capital expenditures includes the cost for a phased global rollout of a new enterprise resource planning (“ERP”) system and additional equipment in China and India.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

Financial Results Conference Call

Lakeland will host a conference call at 10:00 am eastern today to discuss the Company’s fiscal 2019 first quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through June 15, 2018, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10120510.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) Except Share Information

(UNAUDITED)

	April 30,	January 31,
	2018	2018
ASSETS
Current assets
Cash and cash equivalents	$16,285	$15,788
Accounts receivable, net of allowance for doubtful accounts of $440 and $480 at April 30, 2018 and January 31, 2018, respectively	14,578	14,119
Inventories, net of allowance of $2,445 and $2,422 at April 30, 2018 and January 31, 2018, respectively	44,411	42,919
Prepaid VAT tax	1,903	2,119
Other current assets	2,237	1,555
Total current assets	79,414	76,500
Property and equipment, net	8,821	8,789
Assets held for sale	150	150
Deferred income tax	7,369	7,557
Prepaid VAT and other taxes	305	310
Other assets	342	354
Goodwill	871	871
Total assets	$97,272	$94,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,844	$7,057
Accrued compensation and benefits	1,708	1,771
Other accrued expenses	1,486	1,182
Current maturity of long-term debt	158	158
Short-term borrowings	177	211
Total current liabilities	11,373	10,379
Long-term portion of debt	1,273	1,312
Total liabilities	12,646	11,691
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, Issued 8,472,640 shares; outstanding 8,116,199 shares	85	85
Treasury stock, at cost; 356,441 shares	(3,352)	(3,352)
Additional paid-in capital	75,038	74,917
Retained earnings	14,709	12,841
Accumulated other comprehensive loss	(1,854)	(1,651)
Total stockholders' equity	84,626	82,840
Total liabilities and stockholders' equity	$97,272	$94,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000’s except for share and per share information)

	Quarter Ended April 30, 2018	Quarter Ended April 30, 2017
Net sales	$24,344	$22,961
Cost of goods sold	14,840	14,403
Gross profit	9,504	8,558
Operating expenses	7,088	6,085
Operating profit	2,416	2,473
Other income (expense), net	(1)	2
Interest expense	31	76
Income before taxes	2,384	2,399
Income tax expense	517	688
Net income	$1,867	$1,711
Net income per common share:
Basic	$0.23	$0.24
Diluted	$0.23	$0.23
Weighted average common shares outstanding:
Basic	8,116,199	7,263,774
Diluted	8,160,380	7,353,660

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three months ended April 30,
	2018	2017
Net sales	$24,344	$22,961
Year over year growth	6.0%	—
Gross profit	9,504	8,558
Gross profit %	39.0%	37.3%
Operating expenses	7,088	6,085
Operating expenses as a percentage of sales	29.1%	26.5%

Operating income	2,416	2,473
Operating income as a percentage of sales	9.9%	10.8%
Interest expense	31	76

Other income (loss), net	(1)	2
Pretax income	2,384	2,399
Income tax expense	517	688
Net income	$1,867	$1,711

Weighted average shares for EPS-Basic	8,116,199	7,263,774
Net income per share	$0.23	$0.24

Operating income	$2,416	$2,473
Depreciation and amortization	187	186
EBITDA	2,603	2,659
Equity Compensation	119	99
Adjusted EBITDA	2,722	2,758
Cash paid for taxes (foreign)	303	384
Capital expenditures	272	141
Free cash flow	$2,147	$2,233

TTM Adjusted EBITDA	$9,665	$10,694
TTM cash paid for taxes (foreign)	1,179	1,851
TTM capital expenditures	1,036	524
TTM free cash flow	$7,450	$8,319

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended April 30,
	2018	2017
Net Income to EBITDA
Net Income	$1,867	$1,711
Interest	31	76
Taxes	517	688
Depreciation and amortization	187	186
Less Other income (expense), net	1	(2)
EBITDA	2,603	2,659
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses)
EBITDA	2,603	2,659
Equity compensation	119	99

Adjusted EBITDA (excluding non-cash and one-time expenses)	2,722	2,758
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
Adjusted EBITDA (excluding non-cash and one-time expenses)	2,722	2,758
Cash paid for taxes (foreign)	303	384
Capital expenditures	272	141
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	2,147	2,233